SECOND AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT
OF
PENN VIRGINIA RESOURCE GP, LLC

THIS SECOND AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (this "Agreement") of Penn Virginia Resource GP LLC, a Delaware limited liability company (the "Company"), dated as of the 30th day of October, 2001, Penn Virginia Resource GP Corp., a Delaware corporation, the sole member (the "Member").

RECITALS:

WHEREAS, Penn Virginia Holding Corp, a Delaware corporation ("Holding") caused the Company, originally named Penn Virginia GP, LLC, to be formed as a limited liability company under the Delaware Limited Liability Company Act (the "Act") on July 9, 2001 ("Original Filing Date") and a Certificate of Formation ("Delaware Certificate") was filed with the Secretary of State of the State of Delaware on such date.

WHEREAS, Holding entered into a Limited Liability Company Agreement relating to the Company on July 9, 2001.

WHEREAS, Holding entered into a First Amended and Restated Limited Liability Company Agreement relating to the Company on July 17, 2001 to, among other things, provide for a board of directors and officers of the Company.

WHEREAS, Holding caused the name of the Company to be changed to Penn Virginia Resource GP, LLC on September 6, 2001 by filing a Certificate of Amendment with the Secretary of State of the State of Delaware on such date.

WHEREAS, Holding contributed all of the Membership Interests in the Company to Penn Virginia Resource Holdings Corp., a Delaware corporation ("Resource Holdings"), and Resource Holdings in turn contributed all of the Membership Interests in the Company to the Member on September 14, 2001.

WHEREAS, the Member now desires to execute this Second Amended and Restated Limited Liability Company Agreement to, among other things, appoint two additional directors and to reflect the transactions on September 14, 2001.

  DEFINITIONS

    Definitions.

    (a) As used in this Agreement, the following terms have the respective meanings set forth below or set forth in the Sections referred to below:

    "Act" has the meaning given such term in the Recitals.

    "Affiliate" means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person. For the purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

    "Agreement" has the meaning given such term in the Recitals.

    "Applicable Law" means (a) any United States Federal, state or local law, statute, rule, regulation, order, writ, injunction, judgment, decree or permit of any Governmental Authority and (b) any rule or listing requirement of any applicable national stock exchange or listing requirement of any national stock exchange or Commission recognized trading market on which securities issued by the MLP are listed or quoted.

    "Board" has the meaning given such term in Section 4.01.

    "Business Day" means any day other than a Saturday, a Sunday, or a day when banks in New York, New York are authorized by Applicable Law to be closed.

    "Certified Public Accountants" means a firm of independent public accountants selected from time to time by the Board.

    "Claim" means any and all judgments, claims, causes of action, demands, lawsuits, suits, proceedings, Governmental investigations or audits, losses, assessments, fines, penalties, administrative orders, obligations, costs, expenses, liabilities and damages (whether actual, consequential or punitive), including interest, penalties, reasonable attorneys' fees, disbursements and costs of investigations, deficiencies, levies, duties and imposts.

    "Company" has the meaning given such term in the Recitals.

    "Compensation Committee" has the meaning given such term in Section 4.10(d).

    "Conflicts Committee" has the meaning given such term in Section 4.10(c).

    "Contribution Agreement" means the Contribution, Conveyance and Assumption Agreement, dated September 14, 2001, among Penn Virginia Operating Co., LLC, Penn Virginia Resource Partners, L.P., the Company, the Member and certain other parties named therein, together with the additional conveyance documents and instruments contemplated or referenced thereunder.

    "Credit Agreement" means the Credit Agreement, dated as of October 30, 2001, among Penn Virginia Operating Co., LLC and a syndicate of financial institutions led by PNC Bank, National Association.

    "Day" means a calendar day; provided, however, that, if any period of Days referred to in this Agreement shall end on a Day that is not a Business Day, then the expiration of such period shall be automatically extended until the end of the next succeeding Business Day.

    "Delaware Certificate" has the meaning given such term in the Recitals.

    "Director" or "Directors" has the meaning given such term in Section 4.02.

    "Effective Date" has the meaning given such term in the Recitals.

    "GAAP" means generally accepted accounting principles.

    "Governmental Authority" or "Governmental" means any Federal, state or local court or governmental or regulatory agency or authority or any arbitration board, tribunal or mediator having jurisdiction over the Company or its assets or the Member.

    "Incentive Plan" means any plan or arrangement pursuant to which the Company may compensate its employees, consultants, directors and/or service providers.

    "Indemnitee" means (a) any Person who is or was an Affiliate of the Company, (b) any Person who is or was a member, partner, officer, director, employee, agent or trustee of the Company or any Affiliate of the Company and (c) any Person who is or was serving at the request of the Company or any Affiliate of the Company as an officer, director, employee, member, partner, agent, fiduciary or trustee of another Person; provided, that a Person shall not be an Indemnitee by reason of providing, on a fee-for-services basis, trustee, fiduciary or custodial services.

    "Independent Director" has the meaning given such term in Section 4.10(b).

    "Member" has the meaning given such term in the Recitals.

    "Membership Interest" means all of the Member's rights and interests in the Company in the Member's capacity as a Member, all as provided in the Certificate, this Agreement and the Act, including, without limitation, the Member's interest in the capital, income, gain, deductions, losses and credits of the Company.

    "MLP" means Penn Virginia Resource Partners, L.P., a Delaware limited partnership.

    "Notices" has the meaning given such term in Section 9.02.

    "NYSE" has the meaning given such term in Section 4.10(b).

    "Original Filing Date" has the meaning given such term in the Recitals.

    "Partnership Agreement" means the First Amended and Restated Agreement of Limited Partnership of the MLP, dated October 30, 2001, as amended, or any successor agreement.

    "Penn Virginia" has the meaning given such term in Section 4.10(c).

    "Person" means any individual, firm, partnership, corporation, limited liability company, association, joint-stock company, unincorporated organization, joint venture, trust, court, governmental agency or any political subdivision thereof, or any other entity.

    "Proper Officer" or "Proper Officers" means those officers authorized by the Board to act on behalf of the Company.

    "Term" has the meaning given such term in Section 2.06.

    (b) Other terms defined herein have the meanings so given them.

    Construction.

  Whenever the context requires, (a) the gender of all words used in this Agreement includes the masculine, feminine and neuter, (b) the singular forms of nouns, pronouns and verbs shall include the plural and vice versa, (c) all references to Articles and Sections refer to articles and sections in this Agreement, each of which is made a part for all purposes and (d) the term "include" or "includes" means includes, without limitation, and "including" means including, without limitation.

  ORGANIZATION

    Formation.

    Holding formed the Company as a Delaware limited liability company by the filing of the Delaware Certificate, dated as of the Original Filing Date, with the Secretary of State of Delaware pursuant to the Act.

    Name.

    The name of the Company is "Penn Virginia Resource GP, LLC" and all Company business must be conducted in that name or such other names that comply with Applicable Law as the Board may select.

    Registered Office; Registered Agent; Principal Office.

    The name of the Company's registered agent for service of process is The Corporation Trust Company, and the address of the Company's registered office in the State of Delaware is 1209 Orange Street, Wilmington, Delaware 19801. The principal place of business of the Company shall be located at 6907 Duff-Patt Road, Duffield, Virginia 24244. The Board may change the Company's registered agent or the location of the Company's registered office or principal place of business as the Board may from time to time determine.

    Purposes.

    (a) The Company may carry on any lawful business or activity permitted by the Act. The Company shall be authorized to engage in any and all other activities, whether or not related to the foregoing, which in the judgment of the Board may be beneficial or desirable.

    (b) Subject to the limitations expressly set forth in this Agreement, the Company shall have the power and authority to do any and all acts and things deemed necessary or desirable by the Board to further the Company's purposes and carry on its business, including, without limitation, the following:

    (i) acting as the general partner of the MLP;

    (ii) entering into any kind of activity and performing contracts of any kind necessary or desirable for the accomplishment of its business (including the business of the MLP);

    (iii) acquiring any property, real or personal, in fee or under lease or license, or any rights therein or appurtenant thereto, necessary or desirable for the accomplishment of its business;

    (iv) subject to the terms of the Credit Agreement, borrowing money and issuing evidences of indebtedness and securing any such indebtedness by mortgage or pledge of, or other lien on, the assets of the Company;

    (v) entering into any such instruments and agreements as the Board may deem necessary or desirable for the ownership, management, operation, leasing and sale of the Company's property; and

    (vi) negotiating and concluding agreements for the sale, exchange or other disposition of all or substantially all of the properties of the Company, or for the refinancing of any loan or payment obtained by the Company.

    The Member hereby specifically consents to and approve the execution and delivery by the Proper Officers on behalf of the Company of all loan agreements, guarantees, notes, security agreements or other documents or instruments, if any, as required by any lender providing funds to the Company, the MLP or Penn Virginia Operating Co., LLC and ancillary documents contemplated thereby.

    Foreign Qualification.

    Prior to the Company's conducting business in any jurisdiction other than Delaware, the Proper Officers shall cause the Company to comply, to the extent procedures are available and those matters are reasonably within the control of such officers, with all requirements necessary to qualify the Company as a foreign limited liability company in that jurisdiction. At the request of the Proper Officers, the Member shall execute, acknowledge, swear to, and deliver all certificates and other instruments conforming with this Agreement that are necessary or appropriate to qualify, continue, and terminate the Company as a foreign limited liability company in all such jurisdictions in which the Company may conduct business.

    Term.

  The period of existence of the Company (the "Term") commenced on the Original Filing Date and shall end at such time as a certificate of cancellation is filed with the Secretary of State of Delaware following dissolution of the Company in accordance with Section 8.01.

  OWNERSHIP INTEREST

    Interest.

    On July 9, 2001, Holding formed the Company as a limited liability company pursuant to the provisions of the Act by virtue of the filing of the Delaware Certificate with the Secretary of State of the State of Delaware. Holding's initial capital investment in the Company was $1,000. On September 14, 2001 and pursuant to the Contribution Agreement, Holding contributed all of the Membership Interests of the Company to Resource Holdings which, in turn, contributed all of the Membership Interests of the Company to the Member. Following such contribution of the membership interests in the Company to the Member, the Member became the owner of the entire equity interest of the Company and as such the Membership Interest held by the Member is the only outstanding Membership Interest of the Company.

    Voting.

    Unless otherwise granted to the Board of Directors in the Delaware Certificate or this Agreement, the Member shall possess the entire voting interest in all matters relating to the Company, including, without limitation, matters relating to the amendment of this Agreement, any merger, consolidation or conversion of the Company, sale of all or substantially all of the assets of the Company and the termination, dissolution and liquidation of the Company.

    Distribution.

  Distributions by the Company of cash or other property shall be made to the Member at such time as the Board of Directors deems appropriate.

  MANAGEMENT

    Management by Board of Directors and Executive Officers.

    The business and affairs of the Company shall be fully vested in, and managed by, a Board of Directors (the "Board"), subject to the executive officers elected pursuant to Article V hereof. The Directors and executive officers shall collectively constitute "managers" of the Company within the meaning of the Act. Except as otherwise specifically provided in this Agreement, the authority and functions of the Board, on the one hand, and the executive officers, on the other hand, shall be identical to the authority and functions of the board of directors and officers, respectively, of a corporation organized under the General Corporate Law of the State of Delaware. The executive officers shall be vested with such powers and duties as are set forth in Article V hereof and as are specified by the Board. Accordingly, except as otherwise specifically provided in this Agreement, the business and affairs of the Company shall be managed under the direction of the Board, and the day-to-day activities of the Company shall be conducted on the Company's behalf by the executive officers who shall be agents of the Company.

    In addition to the powers and authorities expressly conferred on the Board by this Agreement, the Board may exercise all such powers of the Company and do all such acts and things as are not restricted by the Act or Applicable Law.

    Number; Qualification; Tenure.

    The number of directors constituting the Board shall be seven (each a "Director" and collectively, the "Directors"), unless otherwise fixed from time to time pursuant to a resolution adopted by a majority of the Directors. The Directors shall be elected or approved by the Member and shall serve as Directors of the Company until their death or removal from office or until their successors are elected and qualified.

    As at the date of this Agreement, the Directors of the Company are Peter B. Lilly, A. James Dearlove, John P. Desbarres, James R. Montague, Keith D. Horton and Nancy M. Snyder. The Member will appoint an additional Director within 90 days of the date of this Agreement.

    Regular Meetings.

    The Board shall meet at least quarterly. The Board may, by resolution, provide the time and place for the holding of additional regular meetings without other notice than such resolution.

    Special Meetings.

    A special meeting of the Board may be called at any time at the request of (a) the Chairman of the Board or (b) any four Directors.

    Notice.

    Written notice of all regular meetings of the Board must be given to all Directors at least 10 Days prior to the regular meeting of the Board and two Business Days prior to any special meeting of the Board. All notices and other communications to be given to Directors shall be sufficiently given for all purposes hereunder if in writing and delivered by hand, courier or overnight delivery service or three days after being mailed by certified or registered mail, return receipt requested, with appropriate postage prepaid, or when received in the form of a telegram or facsimile, and shall be directed to the address or facsimile number as such Director shall designate by notice to the Company. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the Board need be specified in the notice of such meeting, except for amendments to this Agreement, as provided herein. A meeting may be held at any time without notice if all the Directors are present or if those not present waive notice of the meeting either before or after such meeting.

    Action by Consent of Board or Committee of Board.

    Except as otherwise required by Applicable Law, all decisions of the Board, or any committee of the Board, shall require the affirmative vote of a majority of the Directors present at a meeting at which a quorum, as described in Section 4.08, is present. To the extent permitted by Applicable Law, the Board may act without a meeting so long as all Directors shall have executed a written consent with respect to any Board or committee of the Board action, as applicable, taken in lieu of a meeting.

    Conference Telephone Meetings.

    Directors or members of any committee of the Board may participate in a meeting of the Board or such committee by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at such meeting.

    Quorum.

    A majority of Directors, present in person or participating in accordance with Section 4.07, shall constitute a quorum for the transaction of business, but if at any meeting of the Board there shall be less than a quorum present, a majority of the Directors present may adjourn the meeting from time to time without further notice. Any act of the majority of the Directors present at a meeting at which a quorum is present shall be the act of the Board. The Directors present at a duly organized meeting may continue to transact business until adjournment, notwithstanding the withdrawal of enough Directors to leave less than a quorum.

    Vacancies; Increases in the Number of Directors.

    Unless otherwise provided in this Agreement, vacancies and newly created directorships resulting from any increase in the authorized number of Directors may be filled by a majority of the Directors then in office, although less than a quorum, or a sole remaining Director; and any Director so chosen shall hold office until the next annual election and until his successor shall be duly elected and shall qualify, unless sooner displaced.

    Committees.

    (a) The Board may establish committees of the Board and may delegate certain of its responsibilities to such committees.

    (b) The Board shall have an audit committee comprised of three Directors, all of whom shall be Independent Directors. Such audit committee shall establish a written audit committee charter in accordance with the rules of the New York Stock Exchange, Inc. (the "NYSE"), as amended from time to time. "Independent Director" shall mean Directors meeting the independence and experience requirements as set forth most recently by the NYSE.

    (c) The Board shall have a conflicts committee comprised of three Directors, all of whom shall be Independent Directors (the "Conflicts Committee"). The Conflicts Committee shall review transactions between the MLP and Penn Virginia Corporation, or any of its Affiliates (collectively, "Penn Virginia"), and any other transactions involving the MLP or its Affiliates that the Board believes may involve conflicts of interest. Any matter approved by the Conflicts Committee in the manner provided for in the Partnership Agreement shall be conclusively deemed to be fair and reasonable to the Partnership, and not a breach by the Company of any fiduciary or other duties owed to the Partnership by the Company.

    (d) The Board shall have a compensation committee comprised of the Directors serving on the Conflicts Committee (the "Compensation Committee"). The Compensation Committee shall be charged with setting compensation for officers of the Company and the Partnership, as well as administering any Incentive Plans put in place by the Company.

    (e) A majority of any committee, present in person or participating in accordance with Section 4.07, shall constitute a quorum for the transaction of business of such committee.

    (f) A majority of any committee may determine its action and fix the time and place of its meetings unless the Board shall otherwise provide. Notice of such meetings shall be given to each member of the committee in the manner provided for in Section 4.05. The Board shall have power at any time to fill vacancies in, to change the membership of, or to dissolve any such committee. Nothing herein shall be deemed to prevent the Board from appointing one or more committees consisting in whole or in part of persons who are not Directors; provided, however, that no such committee shall have or may exercise any authority of the Board.

    Removal.

  Any Director or the entire Board may be removed, with or without cause, by the Member.

  OFFICERS

    Elected Officers.

    The executive officers of the Company shall serve at the pleasure of, the Board. Such officers shall have the authority and duties delegated to each of them, respectively, by the Board from time to time. The elected officers of the Company shall be a Chairman of the Board, a Chief Executive Officer, a President, a Chief Operating Officer, a Chief Financial Officer, a Secretary, a Controller, and such other officers (including, without limitation, Executive Vice Presidents, Senior Vice Presidents and Vice Presidents) as the Board from time to time may deem proper. The Chairman of the Board shall be chosen from among the Directors. All officers elected by the Board shall each have such powers and duties as generally pertain to their respective offices, subject to the specific provisions of this Article V. The Board or any committee thereof may from time to time elect, such other officers (including one or more Vice Presidents, Assistant Secretaries and Assistant Controllers), as may be necessary or desirable for the conduct of the business of the Company. Such other officers and agents shall have such duties and shall hold their offices for such terms as shall be provided in this Agreement or as may be prescribed by the Board or such committee, as the case may be.

    Election and Term of Office.

    The names and titles of the initial officers of the Company are set forth on Exhibit A hereto. Thereafter, the officers of the Company shall be elected annually by the Board at the regular meeting of the Board held after the anniversary of the date of this Agreement. If the election of officers shall not be held at such meeting, such election shall be held as soon thereafter as convenient. Each officer shall hold office until such person's successor shall have been duly elected and shall have qualified or until such person's death or until he shall resign or be removed pursuant to Section 5.10.

    Chairman of the Board.

    The Chairman of the Board shall preside at all meetings of the Board of Directors. The Directors also may elect a Vice-Chairman to act in the place of the Chairman upon his absence or inability to act.

    Chief Executive Officer.

    The Chief Executive Officer shall be responsible for the general management of the affairs of the Company and shall perform all duties incidental to such person's office which may be required by law and all such other duties as are properly required of him by the Board. He shall make reports to the Board and the Member and shall see that all orders and resolutions of the Board and of any committee thereof are carried into effect. The Chief Executive Officer may sign, with the Secretary, an Assistant Secretary or any other Proper Officer of the Company thereunto duly authorized by the Board of Directors, any deeds, mortgages, bonds, contracts or other instruments which the Board of Directors has authorized to be executed except in cases where the execution thereof shall be expressly delegated by the Board of Directors or by this Agreement to some other officer or agent of the Company or shall be required by law to be otherwise executed. The Chief Executive Officer, if he is also a director, shall, in the absence of or because of the inability to act of the Chairman of the Board, perform all duties of the Chairman of the Board and preside at all meetings of the Board.

    President; Chief Operating Officer.

    The President shall act as Chief Operating Officer and assist the Chief Executive Officer in the administration and operation of the Company's business and general supervision of its policies and affairs. The President, if he is also a director, shall, in the absence of or because of the inability to act of the Chief Executive Officer, perform all duties of the Chief Executive Officer.

    Chief Financial Officer.

    The Chief Financial Officer shall be responsible for financial reporting for the Company and shall perform all duties incidental to such person's office which may be required by law and all such other duties as are properly required of him by the Board. He shall make reports to the Board and shall see that all orders and resolutions of the Board and of any committee thereof relating to financial reporting are carried into effect.

    Vice Presidents.

    Each Executive Vice President and Senior Vice President and any Vice President shall have such powers and shall perform such duties as shall be assigned to him or her by the Board.

    Controller.

    (a) The Controller shall exercise general supervision over the receipt, custody and disbursement of corporate funds. The Controller shall cause the funds of the Company to be deposited in such banks as may be authorized by the Board, or in such banks as may be designated as depositories in the manner provided by resolution of the Board. The Controller shall, in general, perform all duties incident to the office of the Controller and shall have such further powers and duties and shall be subject to such directions as may be granted or imposed from time to time by the Board.

    (b) Assistant Controller shall have such of the authority and perform such of the duties of the Controller as may be provided in this Agreement or assigned to them by the Board or the Controller. Assistant Controllers shall assist the Controller in the performance of the duties assigned to the Controller, and in assisting the Controller, each Assistant Controller shall for such purpose have the powers of the Controller. During the Controller's absence or inability, the Controller's authority and duties shall be possessed by such Assistant Controller or Assistant Controllers as the Board may designate.

    Secretary.

    (a) The Secretary shall keep or cause to be kept, in one or more books provided for that purpose, the minutes of all meetings of the Board and committees of the Board. The Secretary shall see that all notices are duly given in accordance with the provisions of this Agreement and as required by law; shall be custodian of the records and the seal of the Company and affix and attest the seal to all documents to be executed on behalf of the Company under its seal; and shall see that the books, reports, statements, certificates and other documents and records required by law to be kept and filed are properly kept and filed; and in general, shall perform all the duties incident to the office of Secretary and such other duties as from time to time may be assigned to the Secretary by the Board.

    (b) Assistant Secretaries shall have such of the authority and perform such of the duties of the Secretary as may be provided in this Agreement or assigned to them by the Board or the Secretary. Assistant Secretaries shall assist the Secretary in the performance of the duties assigned to the Secretary, and in assisting the Secretary, each Assistant Secretary shall for such purpose have the powers of the Secretary. During the Secretary's absence or inability, the Secretary's authority and duties shall be possessed by such Assistant Secretary or Assistant Secretaries as the Board may designate.

    Removal.

    Any officer elected, or agent appointed, by the Board may be removed by the affirmative vote of a majority of the Board whenever, in their judgment, the best interests of the Company would be served thereby. No elected officer shall have any contractual rights against the Company for compensation by virtue of such election beyond the date of the election of such person's successor, such person's death, such person's resignation or such person's removal, whichever event shall first occur, except as otherwise provided in an employment contract or under an employee deferred compensation plan.

    Vacancies.

  A newly created elected office and a vacancy in any elected office because of death, resignation or removal may be filled by the Board for the unexpired portion of the term at any meeting of the Board.

  INDEMNIFICATION OF DIRECTORS,
  OFFICERS, EMPLOYEES AND AGENTS

    Indemnification.

    (a) To the fullest extent permitted by law but subject to the limitations expressly provided in this Agreement, all Indemnitees shall be indemnified and held harmless by the Company from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which any Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as an Indemnitee; provided, that in each case the Indemnitee acted in good faith and in a manner that such Indemnitee reasonably believed to be in, or not opposed to, the best interests of the Company and, with respect to any criminal proceeding, had no reasonable cause to believe its conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere, or its equivalent, shall not create a presumption that the Indemnitee acted in a manner contrary to that specified above. Any indemnification pursuant to this Section 6.01 shall be made only out of the assets of the Company.

    (b) To the fullest extent permitted by law, expenses (including legal fees and expenses) incurred by an Indemnitee who is indemnified pursuant to Section 6.01(a) in defending any claim, demand, action; suit or proceeding shall, from time to time, be advanced by the Company prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Company of any undertaking by or on behalf of the Indemnitee to repay such amount if it shall be determined that the Indemnitee is not entitled to be indemnified as authorized in this Section 6.01.

    (c) The indemnification provided by this Section 6.01 shall be in addition to any other rights to which an Indemnitee may be entitled under any agreement, as a matter of law or otherwise, both as to actions in the Indemnitee's capacity as an Indemnitee and as to actions in any other capacity, and shall continue as to an Indemnitee who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns and administrators of the Indemnitee.

    (d) The Company may purchase and maintain insurance on behalf of the Company, its Affiliates and such other Persons as the Company shall determine, against any liability that may be asserted against or expense that may be incurred by such Person in connection with the Company's activities or such Person's activities on behalf of the Company, regardless of whether the Company would have the power to indemnify such Person against such liability under the provisions of this Agreement.

    (e) For purposes of this Section 6.01, the Company shall be deemed to have requested an Indemnitee to serve as fiduciary of an employee benefit plan whenever the performance by it of its duties to the Company also imposes duties on, or otherwise involves services by, it to the plan or participants or beneficiaries of the plan; excise taxes assessed on an Indemnitee with respect to an employee benefit plan pursuant to applicable law shall constitute "fines" within the meaning of Section 6.01(a); and action taken or omitted by the Indemnitee with respect to any employee benefit plan in the performance of its duties for a purpose reasonably believed by it to be in the interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose which is in, or not opposed to, the best interests of the Company.

    (f) An Indemnitee shall not be denied indemnification in whole or in part under this Section 6.01 because the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.

    (g) The provisions of this Section 6.01 are for the benefit of the Indemnitees, their heirs, successors, assigns and administrators and shall not be deemed to create any rights for the benefit of any other Persons.

    (h) No amendment, modification or repeal of this Section 6.01 or any provision hereof shall in any manner terminate, reduce or impair the right of any past, present or future Indemnitee to be indemnified by the Company, nor the obligations of the Company to indemnify any such Indemnitee under and in accordance with the provisions of this Section 6.01 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

    Liability of Indemnitees.

  (a) Notwithstanding anything to the contrary set forth in this Agreement, no Indemnitee shall be liable for monetary damages to the Company or any other Persons who have acquired membership interests in the Company, for losses sustained or liabilities incurred as a result of any act or omission if such Indemnitee acted in good faith.

  (b) To the extent that, at law or in equity, an Indemnitee has duties (including fiduciary duties) and liabilities relating thereto to the Company, such Indemnitee acting in connection with the Company's business or affairs shall not be liable to the Company or to any Member for its good faith reliance on the provisions of this Agreement. The provisions of this Agreement, to the extent that they restrict or otherwise modify the duties and liabilities of an Indemnitee otherwise existing at law or in equity, are agreed by the Member to replace such other duties and liabilities of such Indemnitee.

  (c) Any amendment, modification or repeal of this Section 6.02 or any provision hereof shall be prospective only and shall not in any way affect the limitations on the liability to the Company, and the Company's directors, officers and employees under this Section 6.02 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

  BOOKS, RECORDS, REPORTS, AND BANK ACCOUNTS

    Maintenance of Books.

    (a) The Board shall cause to be kept a record containing the minutes of the proceedings of the meetings of the Board, appropriate registers and such books of records and accounts as may be necessary for the proper conduct of the business of the Company.

    (b) The books of account of the Company shall be (i) maintained on the basis of a fiscal year that is the calendar year, (ii) maintained on an accrual basis in accordance with GAAP, consistently applied and (iii) audited by the Company's certified public accountants at the end of each calendar year.

    Reports.

    With respect to each calendar year, the Board shall prepare, or cause to be prepared, and deliver, or cause to be delivered, to the Member:

    (a) Within 120 Days after the end of such calendar year, a profit and loss statement and a statement of cash flows for such year and a balance sheet as of the end of such year, together with a report thereon of the Certified Public Accountants; and

    (b) Such federal, state and local income tax returns and such other accounting, tax information and schedules as shall be necessary for the preparation by the Member on or before June 15 following the end of each calendar year of its income tax return with respect to such year.

    Bank Accounts.

  Funds of the Company shall be deposited in such banks or other depositories as shall be designated from time to time by the Board. All withdrawals from any such depository shall be made only as authorized by the Board and shall be made only by check, wire transfer, debit memorandum or other written instruction.

  DISSOLUTION AND TERMINATION

    Dissolution.

    (a) The Company shall be of perpetual duration; however, the Company may be dissolved upon:

    (i) The direction of the Member to dissolve the Company; or

    (ii) A decree of dissolution being entered with respect to the Company by a court of competent jurisdiction; or

    (iii) A merger or consolidation under the Act where the Company is not the surviving entity in such merger or consolidation.

    (b) No other event shall cause a dissolution of the Company.

    Effect of Dissolution

    Except as otherwise provided in this Agreement, upon the dissolution of the Company, the Member shall take such actions as may be required pursuant to the Act and shall proceed to wind up, liquidate and terminate the business and affairs of the Company. In connection with such winding up, the Member shall have the authority to liquidate and reduce to cash (to the extent necessary or appropriate) the assets of the Company as promptly as is consistent with obtaining fair value therefor, to apply and distribute the proceeds of such liquidation and any remaining assets in accordance with the provisions of Section 4.3, and to do any and all acts and things authorized by, and in accordance with, the Act and other applicable laws for the purpose of winding up and liquidation.

    Application of Proceeds

  Upon dissolution and liquidation of the Company, the assets of the Company shall be applied and distributed in the following order of priority:

  (a) To the payment of debts and liabilities of the Company (including to the Member to the extent otherwise permitted by law) and the expenses of liquidation.

  (b) Next, to the setting up of such reserves as the Person required or authorized by law to wind up the Company's affairs may reasonably deem necessary or appropriate for any disputed, contingent or unforeseen liabilities or obligations of the Company, provided that any such reserves shall be paid over by such Person to an escrow agent appointed by the Board of Directors, to be held by such agent or its successor for such period as such Person shall deem advisable for the purpose of applying such reserves to the payment of such liabilities or obligations and, at the expiration of such period, the balance of such reserves, if any, shall be distributed as hereinafter provided.

  (c) The remainder to the Member.

  GENERAL PROVISIONS

    Offset.

    Whenever the Company is to pay any sum to the Member, any amounts the Member owes the Company may be deducted from that sum before payment.

    Notices.

    All notices, demands, requests, consents, approvals or other communications (collectively, "Notices") required or permitted to be given hereunder or which are given with respect to this Agreement shall be in writing and shall be personally served, delivered by reputable air courier service with charges prepaid, or transmitted by hand delivery, telegram, telex or facsimile, addressed as set forth below, or to such other address as such party shall have specified most recently by written notice. Notice shall be deemed given on the date of service or transmission if personally served or transmitted by telegram, telex or facsimile. Notice otherwise sent as provided herein shall be deemed given upon delivery of such notice:

    To the Company:

    Penn Virginia Resource GP, LLC
    100 Matsonford Road, Suite 200
    Radnor, Pennsylvania 19087
    Attn: General Counsel
    Telephone: (610) 687-8900
    Fax: (610) 687-3688

    To the Member:

    Penn Virginia Resource GP Corp.
    100 Matsonford Road, Suite 200
    Radnor, Pennsylvania 19087
    Attn: General Counsel
    Telephone: (610) 687-8900
    Fax: (610) 687-3688

    Entire Agreement; Superseding Effect.

    This Agreement constitutes the entire agreement of the Member and its Affiliates relating to the Company and the transactions contemplated hereby, and supersedes all provisions and concepts contained in all prior contracts or agreements between the Member or any of its Affiliates with respect to the Company, whether oral or written.

    Amendment or Restatement.

    This Agreement or the Delaware Certificate may be amended or restated only by a written instrument executed (or, in the case of the Delaware Certificate, approved) by the Member.

    Binding Effect.

    This Agreement is binding on and shall inure to the benefit of the Member and its respective successors and permitted assigns.

    Governing Law; Severability.

    THIS AGREEMENT IS GOVERNED BY AND SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE, EXCLUDING ANY CONFLICT-OF-LAWS RULE OR PRINCIPLE THAT MIGHT REFER THE GOVERNANCE OR THE CONSTRUCTION OF THIS AGREEMENT TO THE LAW OF ANOTHER JURISDICTION. In the event of a direct conflict between the provisions of this Agreement and any mandatory, non-waivable provision of the Act, such provision of the Act shall control. If any provision of the Act provides that it may be varied or superseded in a limited liability company agreement (or otherwise by agreement of the members or managers of a limited liability company), such provision shall be deemed superseded and waived in its entirety if this Agreement contains a provision addressing the same issue or subject matter.

    Further Assurances.

    In connection with this Agreement and the transactions contemplated hereby, the Member shall execute and deliver any additional documents and instruments and perform any additional acts that may be necessary or appropriate to effectuate and perform the provisions of this Agreement and those transactions.

    Counterparts.

    This Agreement may be executed in any number of counterparts with the same effect as if all signing parties had signed the same document. All counterparts shall be construed together and constitute the same instrument.

    Jurisdiction.

Any and all Claims arising out of, in connection with or in relation to (i) the interpretation, performance or breach of this Agreement, or (ii) any relationship before, at the time of entering into, during the term of, or upon or after expiration or termination of this Agreement, between the parties hereto, shall be brought in any court of competent jurisdiction in the State of Delaware. Each party hereto unconditionally and irrevocably consents to the jurisdiction of any such court over any Claims and waives any objection that such party may have to the laying of venue of any Claims in any such court.

IN WITNESS WHEREOF, the Member has executed this Agreement as of the date first set forth above.

MEMBER

PENN VIRGINIA RESOURCE GP CORP.

By:

Name:

Title:

EXHIBIT A

Peter B. Lilly	Chairman
A. James Dearlove	Chief Executive Officer
Keith D. Horton	President and Chief Operating Officer
Nancy M. Snyder	Vice President and Secretary
Frank Pici	Vice President and Chief Financial Officer
Forrest McNair	Vice President and Controller